The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary Pricing Supplement dated May 14, 2010
PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 392 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated May , 2010
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Buffered Performance Securities
Based on the iShares® MSCI Emerging Markets Index Fund due May 24, 2012
Unlike ordinary debt securities, the Buffered Performance Securities Based on the iShares® MSCI Emerging Markets Index Fund due May 24, 2012, which we refer to as the securities, do not pay interest and provide for a minimum payment of only $2.50 per security at maturity.  At maturity, you will receive for each security that you hold an amount in cash based on the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the underlying shares, on the valuation date.  The securities offer exposure to the positive performance of the underlying shares on a 1 to 1 basis, subject to the maximum payment at maturity.  You are fully exposed on a 1 to 1 basis to the first 5% decline in the value of the underlying shares, but if the underlying shares decline by more than 5% but no more than 30% from the initial share price, you avoid any further loss of the principal amount due to the effect of a buffer.  However, if the underlying shares decline by more than 30% from the initial share price, you will receive for each security at maturity an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying shares from the initial share price, plus $2.50. As a result, you are fully exposed, without any buffer, to the first 5% decline in the underlying shares and if the final share price declines by more than 30% from the initial share price, you could lose up to 75% of your principal. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $10.
•	We will not pay interest on the securities.
•	At maturity, for each security that you hold, you will receive an amount in cash equal to:
º
$10 plus the upside payment, if the final share price is greater than the initial share price.  This amount will be subject to a maximum payment at maturity of $12.30 to $12.70 per security (123% to 127% of the stated principal amount).  The actual maximum payment at maturity will be determined on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

º	The upside payment will equal $10 times the share percent increase.
º
$10 times the share performance factor, if the final share price is less than or equal to the initial share price but greater than or equal to 95% of the initial share price, which means that the final share price has decreased from the initial share price by an amount less than or equal to 5%.  This amount will be less than or equal to the stated principal amount of $10 but greater than or equal to $9.50 per security.

º
$9.50, if the final share price is less than 95% of the initial share price but greater than or equal to 70% of the initial share price, which means that the final share price has decreased from the initial share price by an amount greater than 5% but less than or equal to 30%.

º
The sum of (i) $10 times the share performance factor and (ii) $2.50, if the final share price is less than 70% of the initial share price, which means that the final share price has decreased from the initial share price by an amount greater than 30%.  This amount will be less than, and possibly significantly less than, the $10 stated principal amount of the securities.  However, under no circumstances will the payment due at maturity be less than $2.50 per security.

•	The share performance factor is a fraction, the numerator of which will be the final share price and the denominator of which will be the initial share price.
•	The share percent increase is a fraction, the numerator of which will be the final share price minus the initial share price and the denominator of which will be the initial share price.
•	The initial share price will be the closing price of one underlying share on the pricing date.
•	The final share price will be the closing price of one underlying share on the valuation date times the adjustment factor on such date.
•	The adjustment factor will be initially set at 1.0 and is subject to change upon certain corporate events affecting the underlying shares.
•	The valuation date will be May 21, 2012, subject to postponement for non-trading days or certain market disruption events.
•	Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the MSCI Emerging Markets Index.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 61759G752. The ISIN for the securities is US61759G7521.

You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 PRICE $10 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$10	$0.16875	$9.83125
Total	$	$	$
(1)	For additional information see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The payment on the securities at maturity is based on the closing price of the shares of the iShares® MSCI Emerging Markets Index Fund, which we refer to as the underlying shares, on the valuation date.  The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The securities do not pay interest.  All payments on the securities are subject to the credit risk of Morgan Stanley.

“iShares®” is a registered trademark of BlackRock Institutional Trust Company.  The iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index are described under “Description of Securities––The Shares” in this pricing supplement.

Each security costs $10
We, Morgan Stanley, are offering Buffered Performance Securities Based on the iShares® MSCI Emerging Markets Index Fund due May 24, 2012, which we refer to as the securities.  The stated principal amount and original issue price of each security is $10.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee the repayment at maturity of 100% of the principal; no interest
Unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment of only $2.50 per security at maturity.  The securities offer exposure to the positive performance of the underlying shares on a 1 to 1 basis, subject to the maximum payment at maturity.  You are fully exposed on a 1 to 1 basis to the first 5% decline in the value of the underlying shares, but if the underlying shares decline by more than 5% but no more than 30% from the initial share price, you avoid any further loss of the principal amount due to the effect of a buffer and receive 95% of the stated principal amount.  However, if the underlying shares decline by more than 30% from the initial share price, you will receive for each security at maturity an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying shares from the initial share price, plus $2.50. As a result, you are fully exposed, without any buffer, to the first 5% decline in the underlying shares and if the final share price declines by more than 30% from the initial share price, you could lose up to 75% of your principal.

Payment at maturity based on the performance of the underlying shares
At maturity, you will receive for each security that you hold an amount in cash based on the closing price of the underlying shares on May 21, 2012, which we refer to as the valuation date.  The payment at maturity will be determined on the valuation date as follows:

• If the final share price is greater than the initial share price, you will receive a payment at maturity equal to:
$10 + the upside payment,

subject to a maximum payment at maturity of $12.30 to $12.70 per security, or 123% to 127% of the stated principal amount (to be determined on the pricing date),

where,

upside payment = $10 x share percent increase

and

share percent increase        =        The fraction, the numerator of which will be the final share price minus the initial share price and the denominator of which will be the initial share price. The share percent increase is described by the following formula:

•  If the final share price is equal to the initial share price or has decreased by an amount less than or equal to 5% from the initial share price, you will receive a payment at maturity equal to $10 times the share performance factor. This amount will be less than or equal to the $10 stated principal amount but greater than or equal to $9.50 per security.

• If the final share price has decreased by an amount greater than 5% but less than or equal to 30% from the initial share price, you will receive a payment at maturity equal to $9.50 per security.
• If the final share price has decreased by an amount greater than 30% from the initial share price, you will receive a payment at maturity equal to:
($10 x the share performance factor) + $2.50

where,

share performance factor      =      The fraction, the numerator of which will be the final share price and the denominator of which will be the initial share price. The share performance factor is described by the following formula:

This amount will be less, and possibly significantly less, than the $10 stated principal amount of the securities.  However, under no circumstances will the payment due at maturity be less than $2.50 per security.

All payments on the securities are subject to the credit risk of Morgan Stanley.

The initial share price will be the closing price of one underlying share on the pricing date.

The final share price will be the closing price of one underlying share on the valuation date times the adjustment factor on such date.

The adjustment factor will be initially set at 1.0 and is subject to change upon certain corporate events affecting the underlying shares.

On PS-7, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity assuming a range of hypothetical percentage changes in the price of the underlying shares.  The graph does not show every situation that may occur.

You can review the historical performance of the underlying shares during the period from January 1, 2005 through May 12, 2010 in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying shares based on their historical performance.

Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the MSCI Emerging Markets Index.

The securities have limited appreciation potential
The appreciation potential of the securities is limited to 123% to 127% of the stated principal amount.  Even if the share percent increase is greater than 23% to 27%, you will only receive the maximum payment at maturity of $12.30 to $12.70 (123% to 127% of the stated principal amount) for each security you hold.  The actual maximum payment at maturity will be determined on the pricing date. See “Hypothetical Payouts on the Securities at Maturity” on PS-7.

Investment in the securities involves risks associated with emerging markets equity securities as well as exposure to currency exchange risk
The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the underlying shares have been issued by companies in various emerging markets countries.  There are risks associated with investing in emerging markets equity securities and the value of such securities will affect the value of your investment.  Furthermore, because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade, and fluctuations in the exchange rate of such currencies relative to the U.S. dollar will affect the value of your investment.  Exposure to this currency exchange risk will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. will determine the initial share price and the final share price, the adjustment factor and whether a market disruption event has occurred and will calculate the share percent increase and/or the share performance factor and the payment to you at maturity, and, under certain circumstances, will determine the closing price of the underlying shares.

MS & Co. will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-39.

Where you can find more information on the securities
The securities are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.”  The tax treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  You should consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the price of the underlying shares.  The Buffer Zone illustrates the buffer effect in the event of a decline in the final share price by an amount greater than 5% but less than or equal to 30% from the initial share price.  The graph is based on the following terms:

• Stated Principal Amount per Security:	$10
• Hypothetical Maximum Payment at Maturity:	$12.50 (125% of the stated principal amount)
• Minimum Payment at Maturity:	$2.50

•
Where the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is equal to $10 plus the upside payment, subject to the maximum payment at maturity.

•
Where the final share price is equal to the initial share price or has decreased by an amount less than or equal to 5% from the initial share price, the payment at maturity on the securities reflected in the graph above is equal to $10 times the share performance factor.  This amount will be less than or equal to the $10 stated principal amount but greater than or equal to $9.50 per security.  As a result, investors are fully exposed, without any buffer, to the first 5% decline in the underlying shares.

•
Where the final share price has decreased by an amount greater than 5% but less than or equal to 30% from the initial share price, the payment at maturity on the securities reflected in the graph above is equal to $9.50 per security, representing a 5% loss of the principal amount.

•
Where the final share price has decreased by an amount greater than 30% from the initial share price, the payment at maturity on the securities reflected in the graph above is equal to the sum of (i) $10 times the share performance factor and (ii) $2.50, and is consequently an amount less than the $10 stated principal amount of each security.  As reflected in the graph above, under no circumstances will the payment due at maturity be less than $2.50 per security.

Below are five examples illustrating how to calculate the payment at maturity based on the hypothetical values set forth below. Each of these examples assumes a hypothetical maximum payment at maturity equal to $12.50 per security (125% of the stated principal amount) and that the securities are held to maturity.

Example 1: The final share price is greater than the initial share price.

Hypothetical initial share price:	40
Hypothetical final share price:	42
Hypothetical maximum payment at maturity:	$12.50

In this example,

The payment at maturity per security would be $10.50, or the stated principal amount of $10 plus the upside payment of $0.50.

Example 2: The final share price is substantially greater than the initial share price such that the payment at maturity is limited by the maximum payment at maturity.

Hypothetical initial share price:	40
Hypothetical final share price:	54
Hypothetical maximum payment at maturity:	$12.50

In this example,

Even though the final share price increased by 35% from the initial share price, the payment at maturity would be limited to the maximum payment at maturity of $12.50 per security.

Example 3:  The final share price is equal to the initial share price or has decreased by an amount less than or equal to 5% from the initial share price.

Hypothetical initial share price:	40
Hypothetical final share price:	39

In this example,

Since the final share price has declined by 2.5% (an amount less than or equal to 5%) from the initial share price, the payment at maturity per security would be the $10 stated principal amount times the share performance factor of 97.5%, or $9.75.  As a result, investors are fully exposed, without any buffer, to the first 5% decline in the underlying shares.

Example 4: The final share price has decreased by an amount greater than 5% but less than or equal to 30% from the initial share price.

Hypothetical initial share price:	40
Hypothetical final share price:	30

In this example, the final share price has declined by 25% (an amount greater than 5% but less than or equal to 30%) from the initial share price and, therefore, the payment at maturity would be $9.50 per security, representing a 5% loss of principal.

Example 5: The final share price has decreased by an amount greater than 30% from the initial share price.

Hypothetical initial share price:	40
Hypothetical final share price:	26

In this example,

Since the final share price has declined by 35% (an amount greater than 30%) from the initial share price, the payment at maturity per security would be the sum of (i) $10 times the share performance factor and (ii) $2.50, or $9.00.  If the final share price declines by more than 30%, you could lose up to 75% of your principal.

Please review the table of the historical values of the underlying shares for each calendar quarter in the period from January 1, 2005 through May 12, 2010 and related graph in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying shares based on their historical performance.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest, expose you to the first 5% decline in the underlying shares and provide for a minimum payment of only 25% of principal at maturity, subject to the credit risk of Morgan Stanley.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary debt securities, the securities do not pay interest or guarantee the repayment of 100% of your principal
The terms of the securities differ from those of ordinary debt securities in that we do not pay you interest on the securities and we provide for a minimum payment of only 25% of principal at maturity.  The securities fully expose you, without any buffer, on a 1 to 1 basis to the first 5% decline in the value of the underlying shares.  If the underlying shares decline by more than 5% but no more than 30% from the initial share price, you avoid any further loss of the principal amount due to the effect of a buffer and receive 95% of the stated principal amount.  If the underlying shares decline by more than 30% from the initial share price, you will receive for each security at maturity an amount that is less than the stated principal amount by an amount proportionate to the percentage decline in the value of the underlying shares from the initial share price, plus $2.50. As a result, you are fully exposed, without any buffer, to the first 5% decline in the underlying shares and if the final share price declines by more than 30% from the initial share price, you could lose up to 75% of your principal.

The securities have limited appreciation potential
The appreciation potential of the securities is limited to 123% to 127% of the stated principal amount.  Even if the share percent increase is greater than 23% to 27%, you will only receive the maximum payment at maturity of $12.30 to $12.70 (123% to 127% of the stated principal amount) for each security you hold.  The actual maximum payment at maturity will be determined on the pricing date. See “Hypothetical Payouts on the Securities at Maturity” on PS-7.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•  the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the MSCI Emerging Markets Index,

• interest and yield rates in the market,

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or the equities markets generally and which may affect the final share price of the underlying shares,

• the time remaining until the securities mature,
• the exchange rates of the U.S. dollar relative to the currencies in which the stocks underlying the MSCI Emerging Markets Index trade,
• the occurrence of certain corporate events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if the price of the underlying shares at the time of sale is at or below the initial share price or if market interest rate rises.  You cannot predict the future performance of the underlying shares based on their historical performance.  The final share price may be less than the initial share price so that you will receive at maturity an amount that is less than the $10 stated principal amount of each security.  There can be no assurance that the final share price will increase so that you will receive at maturity an amount that is greater than the $10 stated principal amount for each security you hold.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and, therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Investing in the securities is not equivalent to investing in the underlying shares
Investing in the securities is not equivalent to investing in the underlying shares, the MSCI Emerging Markets Index or the stocks that constitute the MSCI Emerging Markets Index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the MSCI Emerging Markets Index.

The price of the underlying shares is subject to currency exchange risk
Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•           existing and expected rates of inflation;

•           existing and expected interest rate levels;

•           the balance of payments; and

•           the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI Emerging Markets Index and the United States and other countries important to international trade and finance.

There are risks associated with investments in securities linked to the value of emerging markets equity securities
The stocks included in the MSCI Emerging Markets Index and that are tracked by the underlying shares have been issued by companies in various emerging markets countries. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.  In addition, countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

Adjustments to the underlying shares or to the MSCI Emerging Markets Index could adversely affect the value of the securities
The investment adviser to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or make other methodological changes that could change the value of the index.  MSCI may discontinue or suspend calculation or publication of the index at any time.  Any of these actions could adversely affect the value of the MSCI Emerging Markets Index and, consequently, the value of the securities.

The underlying shares and the MSCI Emerging Markets Index are different
The performance of the underlying shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the iShares® MSCI Emerging Markets Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the iShares® MSCI Emerging Markets Index Fund, differences in trading hours between the iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index or due to other circumstances.  The Investment Adviser generally invests at least 90% of the assets of the iShares® MSCI Emerging Markets Index Fund in securities of the MSCI Emerging Markets Index and in depositary receipts representing securities of the MSCI Emerging Markets Index.  The Investment Adviser may invest the remainder of such assets in other securities, including securities not included in the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Adviser.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The antidilution adjustments the calculation agent is required to make to the underlying shares do not cover every event that could affect the underlying shares
MS & Co., as calculation agent, will adjust the adjustment factor for the underlying shares for certain corporate events affecting the underlying shares, such as stock splits and stock dividends, and for certain other corporate actions involving the underlying shares.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be adversely affected.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MS & Co. will determine the initial share price and the final share price and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the MSCI Emerging Markets Index or a market disruption event, may adversely affect the payment at maturity.  See the sections of this pricing supplement called “Description of Securities—Market Disruption Event” and “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation.”

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities.  The subsidiaries through which we hedge our obligations under the securities expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares or the MSCI Emerging Markets Index), including trading in the underlying shares, the stocks underlying the MSCI Emerging Markets Index as well as the underlying shares and in other instruments related to the underlying shares or the MSCI Emerging Markets Index.  Some of our subsidiaries also trade the underlying shares and the stocks that constitute the MSCI Emerging Markets Index and other financial instruments related to the MSCI Emerging Markets Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the price at which the shares of the iShares® MSCI Emerging Markets Index Fund must close on the valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash you will receive at maturity.

Because the characterization of the securities for U.S. federal income tax purposes are uncertain, the material U.S. federal income tax consequences of an investment in the securities are unclear
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement. There is no direct legal authority as to the proper tax treatment of the securities, and consequently significant aspects of the tax treatment of the securities are uncertain. Our counsel has not rendered an opinion as to the proper treatment of the securities for U.S. federal income tax purposes. Pursuant to the terms of the securities, you have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to treat each security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of such authority, no assurance can be given that the Internal Revenue Service (the “IRS”) will accept, or that a court will uphold, the treatment described in the section of this pricing supplement called “United States Federal Taxation.” Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction.” If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the securities will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section entitled “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the Securities – Potential Application of the Constructive Ownership Rule” in this pricing supplement.

If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly. For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income  tax consequences of an investment in the securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 stated principal amount of our Buffered Performance Securities Based on the iShares® MSCI Emerging Markets Index Fund due May 24, 2012.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	May , 2010

Original Issue Date (Settlement Date)	May , 2010

Maturity Date	May 24, 2012, subject to extension if the Valuation Date is postponed in accordance with the definition thereof.

If due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	$10 per Security

Stated Principal Amount	$10 per Security

Denominations	$10 and integral multiples thereof

CUSIP Number	61759G752

ISIN	US61759G7521

Interest Rate	None

Specified Currency	U.S. dollars

Underlying Shares	Shares of the iShares® MSCI Emerging Markets Index Fund

Share Underlying Index	MSCI Emerging Markets Index

Initial Share Price	, which is the Share Closing Price of one Underlying Share on the Pricing Date.

Final Share Price	The Share Closing Price of one Underlying Share on the Valuation Date times the Adjustment Factor on such date

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to each $10 Stated Principal Amount of Securities an amount in cash equal to:

(i) $10 plus the Upside Payment, if the Final Share Price is greater than the Initial Share Price. This amount will be subject to the Maximum Payment at Maturity.

(ii)
$10 times the Share Performance Factor, if the Final Share Price is less than or equal to the Initial Share Price but greater than or equal to 95% of the Initial Share Price, which means that the Final Share Price has declined from the Initial Share Price by an amount less than or equal to 5%.

(iii)
$9.50, if the Final Share Price is less than 95% of the Initial Share Price but greater than or equal to 70% of the Initial Share Price, which means that the Final Share Price has declined from the Initial Share Price by an amount greater than 5% but less than or equal to 30%.

(iv)
the sum of (x) $10 times the Share Performance Factor and (y) $2.50, if the Final Share Price is less than 70% of the Initial Share Price, which means that the Final Share Price has declined from the Initial Share Price by more than 30%.

If the Final Share Price is less than the Initial Share Price, the Payment at Maturity with respect to each $10 Stated Principal Amount of Securities will be less than the Stated Principal Amount of $10.  However, under no circumstances will such Payment at Maturity be less than the Minimum Payment at Maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to each $10 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Maximum Payment at Maturity	$12.30 to $12.70 per Security (123% to 127% of the Stated Principal Amount)

Minimum Payment at Maturity	$2.50 per Security

Upside Payment	$10 times the Share Percent Increase

Share Percent Increase
The Share Percent Increase is the fraction, the numerator of which will be the Final Share Price minus the Initial Share Price and the denominator of which will be the Initial Share Price.  The Share Percent Increase is described by the following formula:

Final Share Price – Initial Share Price
Initial Share Price

Share Performance Factor
The Share Performance Factor is a fraction, the numerator of which will be the Final Share Price and the denominator of which will be the Initial Share Price.  The Share Performance Factor is described by the following formula:

Final Share Price
Initial Share Price

Share Closing Price
Subject to the provisions set out under “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below, the Share Closing Price for the Underlying Shares on any Trading Day means:

(i)
if the Underlying Shares are listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Underlying Shares are listed or admitted to trading,

	(i)	if the Underlying Shares are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)
if the Underlying Shares are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for one Underlying Share on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for the Underlying Shares is not available pursuant to either of the two preceding sentences, then the Share Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. Incorporated (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin

Board Service” will include any successor service thereto. See “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below.

Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting the Underlying Shares. See “—Antidilution Adjustments” below.

Antidilution Adjustments
If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any security (or any combination thereof) then included in the Share Underlying Index or any Successor Index.

Valuation Date
May 21, 2012; provided that if a Market Disruption Event occurs on the scheduled Valuation Date, or if such scheduled Valuation Date is not a Trading Day, the Share Closing Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs; provided further that the Valuation Date will be subject to postponement for no more than five Trading Days.

If the Valuation Date is postponed for five successive Trading Days, the Calculation Agent will determine the Share Closing Price for such Valuation Date as the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day
Business Day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trading Day	With respect to the Securities and the Underlying Shares, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Market Disruption Event	Market Disruption Event means:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying Shares on the Relevant Exchange for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion;

(ii)
the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Share Underlying Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges, in each case as determined by the Calculation Agent in its sole discretion; or

(iii)
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)
a determination by the Calculation Agent in its sole discretion that any event described in clauses (b)(i), (b)(ii) or (b)(iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Share Underlying Index, is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Share Underlying Index, shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the Underlying Shares or in the futures or options contract related to the Share Underlying Index or the Underlying Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Share Underlying Index or on the Underlying Shares, by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Share Underlying Index, and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Share Underlying Index, are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.  Upon any permanent discontinuance of trading in the Underlying Shares, see “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Calculation Agent	MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.  Notwithstanding the above, upon calculating the Share Performance Factor, such figure will not be subject to rounding.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Price, the Final Share Price, the Share Performance Factor, the Share Percent Increase and the Payment at Maturity, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event,” “—Antidilution Adjustments,” and “—Valuation Date.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method
of Calculation
If trading in the Underlying Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the iShares® MSCI Emerging Markets Index Fund is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Share Closing Price on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Share Underlying Index (or any Successor Index, as described below) on such Trading Date (taking into account any material changes in the method of calculating the Share Underlying Index following such Discontinuance or Liquidation Event) times (ii) a fraction, the numerator of which is the Share Closing Price and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which a Share Closing Price was available.

If, following a Discontinuance or Liquidation Event, MSCI Inc. (“MSCI”) discontinues publication of the Share Underlying Index and MSCI or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as an “Successor Index”), then any subsequent Share

Closing Price on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, following a Discontinuance or Liquidation Event, MSCI discontinues publication of the Share Underlying Index prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Share Closing Price for such date.  The Share Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the Share Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Share Underlying Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Share Underlying Index may adversely affect the value of the Securities.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as if the Share Closing Price on the date of acceleration were the Share Closing Price for the Valuation Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Underlying Shares; Public Information
iShares, Inc. (“iShares”) is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  iShares consist of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  The iShares® MSCI

Emerging Markets Index Fund is an exchange-traded fund managed by iShares that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Underlying Shares.  We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws.  As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Underlying Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The Securities are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The MSCI Emerging Markets IndexSM
The MSCI Emerging Markets IndexSM is calculated, published and disseminated daily by MSCI Inc., through numerous data vendors, on the MSCI website and a majority of them in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of emerging markets. As of May 2010, the MSCI Emerging Markets Index consisted of the following 22 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. Effective May 2010, Israel will be reclassified as a developed market and will no longer be included in the MSCI Emerging Markets Index.  The MSCI Emerging Markets Index includes components from all countries designated by MSCI as Emerging Markets. The MSCI Emerging Markets Index was developed with a base value of 100 as of December 31, 1987. The MSCI Emerging Markets Index is reported by Bloomberg Financial Markets under ticker symbol “MXEF.”

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (“GICS®”).

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange-traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii) Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i) Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe.

(ii) Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii) DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

(iv) Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the MSCI Emerging Markets Index’s ability to fully and fairly represent the characteristics of the underlying market.

(v) Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

• Investable Market Index (Large + Mid + Small)

• Standard Index (Large + Mid)

• Large Cap Index

• Mid Cap Index

• Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements and index continuity rules.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.  The application of this requirement involves the following steps:

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard (“GICS®”)

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc., the GICS®.  The GICS entails four levels of classification:  (1) sector; (2) industry group; (3) industries; and (4) sub-industries. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

• Updating the indices on the basis of a fully refreshed Equity Universe.

• Taking buffer rules into consideration for migration of securities across size and style segments.

• Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

(ii) Quarterly Index Reviews (“QIRs”) in February and August (in addition to the SAIRs in May and November) of the Size Segment Indices aimed at:

• Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

• Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

• Reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS. Only additions of significant new investable companies are considered, and only for the Standard Index. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

(iii) Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation in the MSCI indices.

The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined”

announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., US Eastern Time.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation in the MSCI indices.

For Standard Index constituents, a more descriptive text announcement is sent to clients for significant events that meet any of the following criteria:

• Additions and deletions of constituents.

• Changes in free float-adjusted market capitalization equal to or larger than USD 5 billion, or with an impact of at least 1% of the constituent’s underlying country index.

If warranted, MSCI Inc. may make additional announcements for events that are complex in nature and for which additional clarification could be beneficial.

IPOs and Other Early Inclusions. Early inclusions of large IPOs in the MSCI Standard Index Series are announced no earlier than the first day of trading and no later than before the opening of the third day of trading in the market where the company has its primary listing. Early inclusions of already listed securities following large secondary offerings of new and/or existing shares are announced no earlier than shortly after the end of the offer period.

GICS®. Non-event related changes in industry classification at the sub-industry level are announced at least two weeks prior to their implementation as of the close of the last U.S. business day of each month. MSCI announces GICS changes twice a month, the first announcement being made on the first U.S. business day of the month and the second one being made at least ten U.S. business days prior to the last U.S. business day of the month. All GICS changes announced in a given month will be implemented as of the close of the last U.S. business day of the month.

Index Calculation

Price Index Level

The MSCI indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking.  As a general principle, the level of the relevant MSCI index level is obtained by applying the change in the market performance to the previous period level for such MSCI index.

Where:

•	PriceIndexLevelUSDt-1 is the Price Index level in USD at time t-1

•	IndexAdjustedMarketCapUSDt is the Adjusted Market Capitalization of the index in USD at time t

•	IndexInitialMarketCapUSDt is the Initial Market Capitalization of the index in USD at time t

•	PriceIndexLevelLocalt-1 is the Price Index level in local currency at time t-1

•	IndexAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t

Note: IndexInitialMarketCapUSD was previously called IndexUnadjustedMarketCapPreviousUSD
Security Index of Price in Local Currency

The Security Index of Price is distributed in MSCI daily and monthly security products.  It represents the price return from period to period by utilizing the concept of an index of performance with an arbitrary base value.  The index of price is fully adjusted for capital changes and is expressed in local currency.

  Where:

•	SecurityPriceIndexLevelt-1 is Security Price Index level at time t-1.

•	SecurityAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of security s in USD converted using FX rate as of t-1.

•	SecurityInitialMarketCapUSDt is the Initial Market Capitalization of security s in USD at time t.

•	IndexNumberOfSharest-1 is the number of shares of security s at time t-1.

•	PricePerSharet is the price per share of security s at time t.

•	PricePerSharet-1 is the price per share of security s at time t-1.

•
InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of security s at time t.

•	FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

  Index Market Capitalization

 Where:

•	IndexNumberOfSharest-1 is the number of shares of Security s at time t-1.

•	PricePerSharet is the price per share of Security s at time t.

•	PricePerSharet-1 is the price per share of Security s at time t-1.

•
InclusionFactort is the inclusion factor of Security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of Security s at time t.

•	FXratet is the FX rate of the price currency of Security s vs USD at time t. It is the value of 1 USD in foreign currency.

•	FXratet -1 is the FX rate of the price currency of Security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Corporate Events

Mergers and Acquisitions. As a general principle, MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective in the indices.

Tender Offers. In tender offers, the acquired or merging Security is generally deleted from the MSCI indices at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the Security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the Security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired Security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

If a security is deleted from an index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for index inclusion in the context of a quarterly index review or annual full country index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions. When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes. Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs. On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate, MSCI may link the price history of the spun-off security to a security of the parent company.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or DIFs are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the cum price and the ex price of the parent security.

Corporate Actions. Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings. Changes in number of shares and FIF resulting from primary equity offerings representing more than 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are deferred to the next regularly scheduled Quarterly Index Review following the completion of the event. For public secondary offerings of existing constituents representing more than 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be reflected at the next Quarterly Index Review. Secondary offerings involve the distribution of existing shares of current shareholders’ in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period.  For U.S. securities, increases in number of shares and changes in FIFs and/or DIFs resulting from primary equity offerings and from secondary offerings representing at least 5% of the security’s number of shares will be implemented as soon as practicable after the offering is priced. Generally, implementation takes place as of the close of the same day that the pricing of the shares is made public. If this is not possible, the implementation will take place as of the close of the following trading day.

Debt-to-Equity Swaps. In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented as part of the quarterly index review.

Optional Dividends.  In the case of an optional dividend, the company offers shareholders the choice of receiving the dividend either in cash or in shares. However, shareholders electing the cash option may receive the dividend consideration in cash or shares, or some combination of cash and shares. These dividends are a common practice in the U.S. For dividend reinvestment purposes, MSCI assumes that investors elect the cash option, therefore the dividend is reinvested in the MSCI Daily Total Return (“DTR”) Indices and price adjustment is not necessary (if the dividend is less than 5% of the cum market price of the underlying security). In the event that shareholders electing the cash option receive the dividend distribution in shares, or a combination of cash and shares, MSCI will increase the number of shares accordingly after results have been officially communicated, with two full business days notice.

Suspensions and Bankruptcies. MSCI will remove from the MSCI Equity Index Series as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely in the near future. When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

Certain MSCI Indices are Subject to Currency Exchange Risk.  Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of certain MSCI indices, investors in the Securities linked to such MSCI indices will be exposed to currency exchange rate risk.  Exposure to currency changes will depend on the extent to which the relevant currency strengthens or weakens against the U.S. dollar.  The devaluation of the U.S. dollar against the applicable currency will result in an increase in the value of the relevant index.  Conversely, if the U.S. dollar strengthens against such currency, the value of such index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the indices, and any negative currency impact on the indices may significantly decrease the value of the Securities.  The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the indices which are converted into U.S. dollars.

Historical Information
The following table sets forth the published high, low and end of quarter closing prices for the Underlying Shares for each calendar quarter from January 1, 2005 to May 12, 2010.  The graph following the table sets forth the historical performance of the Underlying Shares for the same period.  The Share Closing Price of the Underlying Shares on May 12, 2010 was $40.70.  The historical prices and historical performance of the Underlying Shares should not be taken as an indication of future performance.  We cannot give you any assurance that the Final Share Price will be greater than the Initial Share Price so that you will receive a payment in excess of the Stated Principal Amount of $10 for each Security.  Because your return is linked to the performance of the Underlying Shares as measured on the Valuation Date, there is no guaranteed repayment of 100% of your principal. The prices of the Underlying Shares may be, and have recently been, volatile, and we can give no assurance that the volatility will lessen.

If the Final Share Price is less than the Initial Share Price, you will lose money on your investment.

Share price of the iShares® MSCI Emerging Markets Index Fund Historical High, Low and Period End Closing Prices January 1, 2005 through May 12, 2010
	High	Low	Period End
2005
First Quarter	$24.64	$21.20	$22.53
Second Quarter	$24.36	$21.69	$23.86
Third Quarter	$28.33	$23.94	$28.29
Fourth Quarter	$29.82	$25.04	$29.41
2006
First Quarter	$33.58	$30.51	$32.99
Second Quarter	$37.02	$27.31	$31.29
Third Quarter	$33.09	$29.19	$32.25
Fourth Quarter	$38.19	$31.76	$38.05
2007
First Quarter	$39.53	$35.09	$38.82
Second Quarter	$44.39	$39.14	$43.87
Third Quarter	$50.12	$39.49	$49.80
Fourth Quarter	$55.71	$47.16	$50.09
2008
First Quarter	$50.35	$42.14	$44.78
Second Quarter	$51.70	$44.46	$45.23
Third Quarter	$44.42	$31.54	$34.16
Fourth Quarter	$34.57	$18.25	$24.96
2009
First Quarter	$27.09	$19.93	$24.80
Second Quarter	$34.63	$25.62	$32.22
Third Quarter	$39.27	$30.73	$38.90
Fourth Quarter	$42.06	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter (through May 12, 2010)	$43.98	$37.99	$40.70

iShares MSCI EAFE Index Fund January 1, 2005 through May 12, 2010

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The original issue price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the Underlying Shares, in futures or options contracts on the Underlying Shares or any component stocks of the MSCI Emerging Markets Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Share Price, and, therefore, increase the price at which the Underlying Shares must close on the Valuation Date before you will receive at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling the stocks underlying the Indices or the MSCI Emerging Markets Index, futures or options contracts on the stocks underlying the MSCI Emerging Markets Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the price of the Underlying Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent will pay a concession equal to $0.16875 to an introducing broker in connection with the initial offering of the Securities.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities, the component stocks of the MSCI Emerging Markets Index or the Underlying Shares in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore
The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)   a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor
Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to assets of any plan involved in the transaction, and provided further that the plan pays no more than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a plan or a plan asset entity and is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and
• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

In addition, we will not attempt to ascertain whether any issuers of any shares that comprise the iShares MSCI Emerging Markets Index (such shares hereafter referred to as “Underlying Shares”), are treated as “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Code.  If any of the issuers of the Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder upon the sale, exchange or settlement of the Securities.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Pursuant to the terms of the Securities, you have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

No statutory, judicial or administrative authority directly addresses the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, and no ruling will be requested from the Internal Revenue Service (the “IRS”) with respect to their proper treatment. Significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain. Our counsel has not rendered an opinion as to the proper treatment of the Securities for U.S. federal income tax purposes, and no assurance can be given that the IRS or the courts will agree with the tax treatment described herein. Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Securities
Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of a Security should be long-term capital gain or loss if the U.S. Holder has held the Security for more than one year at such time.

Potential Application of the Constructive Ownership Rule. Because the Securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Security will be treated as a “constructive ownership transaction.”  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the iShares MSCI Emerging Markets Index Fund) (the “Underlying ETF Shares”)).  Under the “constructive ownership” rule, if an investment in the Securities is treated as a “constructive ownership transaction,” all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a Security could be recharacterized as ordinary income (the “Recharacterized Gain”).  In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Recharacterized Gain to the extent such gain would have resulted in the inclusion of gross income by the U.S. Holder in taxable years prior to the taxable year of the sale, exchange or settlement of the Securities

(assuming such income accrued during the period the Securities were held at a constant rate equal to the applicable federal rate as of the date of sale, exchange or settlement of the Securities).

If an investment in the Securities is treated as a “constructive ownership transaction,” the Recharacterized Gain will equal the excess of (i) any long-term capital gain recognized by a U.S. Holder in respect of a Security over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code).  However, because any positive return on the Securities at maturity will equal 100% of the price return on the Underlying ETF Shares (or less than 100% if the price return on the Underlying ETF Shares exceeds the Maximum Payment at Maturity on the Securities), it is expected that any long-term capital gain recognized by a U.S. Holder at maturity of the Securities will not exceed the net underlying long-term capital gain.  Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.”  U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.  The risk that a Security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.
The term “Non-U.S. Holder” does not include any of the following holders:

•   a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in a Security.
Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, if you are a non-U.S. investor, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.